Exhibit 99.1

January 8, 2009
Bulletin No. 1314

Announcement Regarding Fourth Quarter Dividend
And Excess Capital Stock Repurchase

Dear Chief Executive Officer:

The economic difficulties that have plagued the financial markets for the last 18 months continue unabated. Throughout these challenging times, the Bank has continued to provide liquidity to its members and to maintain its core economic performance and long-term financial strength. With these objectives in mind, the Bank's Board of Directors decided today that the Bank will not pay a dividend for the fourth quarter of 2008 and will not repurchase excess capital stock on January 31, 2009, the next regularly scheduled repurchase date.

In making this decision, the Bank's primary concern is the potential impact of any other-than-temporary impairment (OTTI) charges the Bank may be required to take on certain non-agency mortgage-backed securities (MBS). In today's illiquid MBS market, the fair values of non-agency MBS have declined dramatically, significantly exceeding any expected economic losses on these securities. We have not completed our assessment of other-than-temporary impairment in our MBS portfolio as of December 31, 2008. However, ongoing stresses in the credit markets, substantial declines in real estate values, and increasing weakness in the U.S. economy are continuing to affect the loan collateral underlying the Bank's non-agency MBS. As a result, it is likely that the Bank will incur economic losses on some of these securities at some future time and will record impairment charges for the difference between the carrying amount of the affected securities and the fair value of those securities. The estimated economic losses on the affected securities are expected to be much smaller than the impairment charges.

Given the possibility of OTTI charges and the current market uncertainty, we believe it is essential to continue building retained earnings and to preserve the Bank's capital. The Bank's Board of Directors will continue to monitor the OTTI issue, the Bank's overall financial performance, and developments in the financial markets as the basis for determining the status of dividends and capital stock repurchases in future quarters.

We recognize the impact these actions may have on you, but we believe they are in the best interests of the Bank and its members. Our primary focus continues to be on providing you with the liquidity you need in these challenging times. We can best achieve this goal by maintaining the Bank's safety and soundness and protecting our members' collective investment in the Bank.

We appreciate your understanding of our Board's decisions, and we invite you to contact your Relationship Manager or any member of the Bank's senior management team if you have any questions.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "may," "is likely," "are expected," "possibility," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.